Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of LION, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of June 6, 2007.

/s/ Sam Ringer
SAM RINGER

/s/ Kevin Kuck
KEVIN KUCK

/s/ Ron Matney
RON MATNEY

/s/ Art Manegre
ART MANEGRE

Lion Shareholder Committee
By:	/s/ Sam Ringer
SAM RINGER